Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dyne Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other	220,147 (2)	$25.36 (3)	$5,582,928	0.00014760	$824.04
Equity	Common stock, par value $0.0001 per share	Other	679,853 (4)	$26.06 (5)	$17,716,970	0.00014760	$2,615.02
Total Offering Amounts					$23,299,898		$3,439.06
Total Fee Offsets							-
Net Fee Due							$3,439.06

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Consists of 220,147 shares issuable under the 2024 Inducement Stock Incentive Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of the registrant’s common stock on the Nasdaq Global Select Market on April 29, 2024.
(4)
Reflects shares issuable under a new hire inducement stock option award granted on March 25, 2024 under the 2024 Inducement Stock Incentive Plan and in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum price per share and the maximum aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the applicable inducement stock option award.